SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The MONY Group Inc. issued the following press release on January 9, 2004.

The MONY Group Inc. 1740 Broadway New York, NY 10019 212 708 2250 212 708 2399 Fax	News Release MEDIA CONTACTS: Mary Taylor 212 708 2250 INVESTOR CONTACT: Jay Davis 212 708 2917

MONY Announces Date of Special Meeting of Stockholders

to Vote on Proposed Merger with AXA Financial

New York, NY, January 9, 2004 - The MONY Group (NYSE: MNY) today announced that a special meeting of its stockholders will be held on February 24, 2004 at 9:30 a.m. to vote on a proposal concerning the previously announced merger with AXA Financial.

The record date for determining stockholders eligible to vote at the special meeting is January 2, 2004. The meeting will be held in the Astor Ballroom on the Seventh Floor at the New York Marriott Marquis Hotel in New York City, located at 1535 Broadway at 45th Street.

Stockholders will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated September 17, 2003, among AXA Financial, Inc., AIMA Acquisition Co. and The MONY Group Inc., providing for the acquisition of MONY by AXA Financial.

A proxy statement related to the transaction is in the process of being mailed to MONY stockholders and is available on the company’s website at http://www.mony.com/. The proxy statement contains important information about the terms of the merger and stockholders are urged to read it carefully.

About The MONY Group

The MONY Group Inc. (NYSE: MNY), with over $55 billion in assets under management and administration, is a financial services firm that manages a portfolio of member companies. These companies include MONY Life Insurance Company, The Advest Group, Inc., Enterprise Capital Management Inc., Matrix Capital Markets Group, Inc., Lebenthal, a division of Advest, Inc., and U.S. Financial Life Insurance Company. These companies manufacture and distribute protection, asset accumulation and retail brokerage products and services to individuals, corporations and institutions through advisory and wholesale distribution channels. Additional Company information is available at www.mony.com.

About AXA Financial

AXA Financial, Inc., with approximately $458 billion in assets under management as of June 30, 2003, is one of the world’s premier financial services organizations through its strong brands: The Equitable Life Assurance Society of the U.S., AXA Advisors, LLC, Alliance Capital Management, L.P., Sanford C. Bernstein & Co., and its wholesale distribution organization, AXA Distributors, LLC. AXA Financial is a member of the global AXA Group, a worldwide leader in financial protection and wealth management. The global AXA Group’s operations are diverse geographically, with major operations in Western Europe, North America and the Asia/Pacific region. AXA Group had $740 billion in assets under management and reported total revenues of $41 billion as of June 30, 2003. The AXA ordinary share is listed and trades under the symbol AXA on the Paris Stock Exchange. The AXA American Depositary Share is also listed on the NYSE under the ticker symbol AXA.

Important Legal Information

MONY has filed a definitive proxy statement and AXA Financial and MONY intend to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement is being sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).